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                                                                    EXHIBIT 99.1


                         HERITAGE PROPANE PARTNERS, L.P.
             ENERGY TRANSFER TRANSACTION CONFERENCE CALL TRANSCRIPT
                DECEMBER 17, 2003 - 10:30AM CENTRAL STANDARD TIME


OPERATOR

Ladies and gentlemen, thank you for standing by, and welcome to the Heritage Propane conference call. I would now like to turn the conference over to your host, Mr. Mike Greenwood.

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

Thank you. Good morning everyone and welcome to the Heritage Propane Partners, L.P. conference call to discuss the pending transaction with Energy Transfer. This is Mike Greenwood, CFO and Treasurer, and I am joined today by Mike Krimbill, President and CEO of Heritage Propane. We are also joined today by several members of the senior management of Energy Transfer. I am also pleased to introduce on the phone call today Ray Davis and Kelcy Warren, who are Co-Chairmen and Co-CEOs of Energy Transfer, and Lon Kile, who is CFO of Energy Transfer.

We are very excited today to provide an overview of the Energy Transfer transaction which we believe will provide substantial long-term benefits to Heritage Propane and its unitholders. Mike, Ray and Kelcy will discuss the slide presentation that has been previously provided, followed by a Q&A session. As a reminder, the slide presentation being discussed today can be found on our website, heritagepropane.com, as either an attachment to the conference call announced in the press release or as part of the associated 8-K filing with the SEC.

Now I would like to turn the conversation over to Mike Krimbill, President and CEO of Heritage Propane Partners.

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Thank you, Mike. Thanks for joining us. I would like to echo Mike's comment. We are very excited about this transaction. It is not often you have a transaction where everybody wins, and we think this is definitely one, and we would like to tell you about that today. We will go through the slide presentation first that was posted on the website, and different people in the room here will talk on different slides so you get to hear from everyone. And we'll try to remember to identify ourselves before we speak.

So let's get started on page four with the Heritage Overview. This is information I am sure all of you know. Heritage is now the fourth-largest retail propane marketer in the United States. We serve more than 650,000 customers from nearly 300 district or customer service locations in 29 states. Our operations extend from coast-to-coast with concentrations in the West, the East, the Northeast, and Southeast.

This year, as you know, we had record operating and financial performance. Retail gallons sold were 376 million, and EBITDA as adjusted was 111 million. As you know, we emphasize the residential customer, and they represent about 60 percent of our retail sales mix. We own 90 percent of the customer tanks at the customer location. Our workforce is approximately 2400 employees, and we are still in Tulsa, Oklahoma.

With that, page five.

RAY DAVIS - Energy Transfer - Co-Chairman & Co-CEO

This is Ray Davis. I will talk a little bit about Energy Transfer. Kelcy Warren and myself have been partners -- just a brief description of our backgrounds. We have been business partners since the early '90s, when we bought controlling interest of an AMEX Company called Cornerstone Natural Gas, that we sold to El Paso in '96. We were also Co-Chairs, Co-CEOs of OEC Compression, which was another AMEX Company that we sold to Hanover, and we bought the midstream assets out of an E&P Company here in Dallas and named it Crosstex, which we sold to Yorktown which has subsequently been taken public through an MLP.

Our assets that we are merging in with Heritage consist primarily of our Southeast Texas pipeline system, our Elk City system in Oklahoma, and the Oasis Pipeline. The Southeast Texas system is roughly 2,500 miles of pipe in the Gulf Coast area of Texas connecting Katy near Houston, including a cryogenic processing plant in LaGrange, Texas. The Elk City system is in Western Oklahoma. It is a little over 300 miles of pipe with a cryogenic plant. The Oasis


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system is a little less than 600 miles of roughly mostly 36 inch pipe which connects a major hub in Waha in far West Texas to the Katy Hub near Houston.

Our assets provide a lot of marketing flexibility for our producers. We interconnect with most of the major pipes going east and west, and we have recently announced an expansion of our Southeast Texas system up into the Bossier Sand in central Texas which will alleviate a bottleneck in gas in a very prolific area that has had a lot of drilling recently, and we see some expansions pass that in other producing areas.

With that, Mike, page six.

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Mike Krimbill. The strategic rationale. The combination of Heritage and Energy Transfer creates the first true natural gas-retail propane partnership available to the MLP equity markets and investors. We are excited this creates the diversified MLP by adding the natural gas midstream business to Heritage's retail propane business. We think that lowers the volatility and risk of the business.

Secondly, we are expanding the growth opportunities available to the Partnership as we now have two growth platforms from which to grow from. The reduction in volatility of the combined operations enhances the stability of the combined cash flows. Fourth, the seasonality of the winter weather on the propane business is going to be offset with some steady year-round natural gas demand. And lastly, it combines strong management teams in both businesses that have a history of success in growing their businesses.

On page seven, two maps here. On the left side is the Heritage map that you are familiar with our little stars representing our district locations. In the last year, a major change there has been the increase in stars in the Northwest due to the V-1 propane acquisition. Kelcy?

KELCY WARREN - Energy Transfer - Co-Chairman & Co-CEO

This is Kelcy Warren with Energy Transfer. As you can see, the other map -- the majority of our pipe is located in Texas. We have approximately 4,500 miles of pipeline system in Texas, Oklahoma, and Louisiana. As Ray mentioned earlier, several cryogenic processing facilities, thousands of horsepower compression, and several treating facilities as well.

For those of you that have access to the slides, you will see the Oasis Pipeline, which runs from Waha to Katy, is really the core asset, that even our Southeast Texas assets feed off of the flexibility provided by Oasis. It's a very very critical piece of pipe in that we are a little unique -- I am sorry we are a lot unique compared to most other processors in the country. Oasis gives us the flexibility where we do not have any processing exposure, and so consequently the exposure that many companies may have with keep-whole processing contracts, the Oasis Pipeline eliminates that for us. So it has been a wonderful asset. Again, that slide shows you where the assets are located. The Elk City system in Western Oklahoma that Ray referred to, you will see it at the very top of that slide as well.

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Page eight, the transaction overview. As you know, in November we announced this transaction in which Energy Transfer will contribute its assets to Heritage, the Partnership, in exchange for cash and units and will purchase the general partner. We have three bullet points here, and the first one I think it is important to differentiate two assets here.

One, the total purchase price was $987 million. There is $862 million for the Energy Transfer assets other than the Bossier Pipeline, and that purchase price is comprised of $300 million in cash, the repayment of outstanding indebtedness, the assumption of some accounts payable and other liabilities and the issuance of a significant amount of equity. The second piece is really the Bossier Pipeline project. Energy Transfer receives $125 million of Special Units that will qualify for distribution once the pipeline becomes commercially operational, which we expect in mid-2004.

The second bullet point. Heritage is going to purchase Heritage Holdings, which owns 4.4 million common units from the current owners of the general partner. And the third point is Energy Transfer will acquire the general partner, U.S. Propane, from our current owners.


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Page nine, source and use of funds. I think the main point here is that the combination of the secondary offering that Heritage is contemplating and the units that are going to be issued directly to Energy Transfer owners results in about 70 percent of the transaction being funded by equity, and we think that is very significant.

Page 10, this is the pro forma unit ownership going forward. As you see based on the secondary offering assumptions, these will be the limited partner units outstanding, and these would be the ones you would use to calculate per unit distributions or accretion. You can see common units outstanding would be 13.8 million. The secondary units. almost 6.9 million; these are also common units obviously, common units to Energy Transfer of about 4.1 million, and then Class D units to Energy Transfer of another 8 million. The number of common units to Energy Transfer and Class D units could be a little different based on the number of units issued to the public in the secondary, but in total they will be the same, which is about 12,140,000 units.

Page 11, the pro forma financial impact. Several points on this slide. The main point and what we should focus on is the EBITDA of $220 million. We feel very comfortable about that, and that is an annualized number. It is not fiscal 2004, which would end on August 31st, but that would be for a full twelve-months. I think the other significant thing is these projections do not include anything for the Bossier Pipeline. So whatever arises out of the Bossier Pipeline project will be in addition to these numbers. I would just caution you a little bit on the net income number. The accounting for this transaction is a little different. So beware that could change somewhat.

KELCY WARREN - Energy Transfer - Co-Chairman & Co-CEO

This is Kelcy Warren with Energy Transfer. I think most of you probably know this, but the majority of the assets that we control in Energy Transfer have only been under the present management supervision for 14 months or less. In the case of Oasis, it has been even less than that. So consequently, we are still implementing some of our management on these assets and improving the profitability as we speak.

Some of the things we have done -- and, of course, all of you are aware gas prices remain strong. So we've had a great deal of focus on fuel conservation. There are many ways to do that. The primary way we have done it is to reduce the amount of horsepower used in the company. We've had a great deal of success here that can be done by moving various fuel compressors to central points which we have done in our Southeast Texas assets. Another thing we have done is that by acquiring the Oasis Pipeline, it has allowed us to not only blend from a processing profitability standpoint, blend the gas stream, but also from a CO2 impurity standpoint, we are able to blend gas in various facilities at that location as well.

That has done several things. Not only has it reduced our fuel consumption, which as you know in a $6.00 gas market, one percent fuel consumption, which is small, equates to 6 cents per MMBTU. That is a great deal of our profitability, and we are improving that basically every month by some of these changes we are making.

So we have reduced treating capability -- capacity, I am sorry, in our Southeast Texas operations, which has freed up treaters to move to an expanded area called Elk City. We have had a boom in volumes in our Elk City area, and we have needed more treating capacity. Fortunately we have had that with our capacity that we have created in our Southeast Texas area.

In addition, we have made some piping modifications to our Oasis Pipeline, which allows us to reduce horsepower used on our Oasis system. Again, that translates to fuel savings and goes directly to the bottom line. That is done through creating a header system, a low-pressure high-pressure header system that we have constructed at Katy.

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Page 13. The pro forma financial impact continued here. I think this slide has a lot of good information, so let's spend a little time on it. First bullet point, that we are going to be a diversified growth-oriented MLP focused on increasing the distributions per unit. Secondly, we are providing -- this deal provides very strong distribution coverage. At $2.60, which is the current distribution, that common unit coverage would be at 1.6 times. The third point -- the management intends to recommend to the Board upon closing an increase in the $2.60 to $2.80 annually. So that is a 20 cent or 5 cent per quarter increase.



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At the bottom of the box on the right hand side, you can see our debt to EBITDA coverage, where some of our credit statistics will be. Our debt to EBITDA, we believe, initially will be about 3.3 times. Our goal is to lower that. We would like to see ourselves around 3.0 times. So obviously that can be lowered through increased performance, pay down debt, issue units, things like that. But our goal is going to be to get down to 3 times.

Page 14, which is the last page, pro forma unit ownership. As you know, historically the Heritage management has had what we thought was significant ownership in the Partnership. As you can tell from this chart, it is going to continue to be significant and be even more significant. The Energy Transfer management affiliates will have very significant ownership, and in total you can see it will be about 40 percent of the outstanding limited partner units. Obviously this completely or totally aligns us with the common unitholder. So I think it is safe to say we are in the same boat.

In summary, before we open it up for questions, this combination will diversify the partnership and reduce volatility. It is going to provide significant growth opportunities from two platforms. It is obviously going to enhance the distribution to the unitholders, not only currently but also in the future, and again there is significant ownership, we think one of the largest management ownerships of any of the MLPs out there.

So with that, I am going to turn it back to Mike.

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

Thanks, Mike. This is Mike Greenwood again. With that, operator, we would like to open it up now for any questions that the participants might have.

RONALD LONDE - A.G. Edwards - Analyst

I was curious, do, first of all -- kind of a housekeeping thing -- do you plan on changing your fiscal year to a calendar year going forward? Have you thought about that?

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Yes, Ron, we have, and we have decided upon maintaining our August 31 accounting year-end. Obviously for tax purposes, it is the calendar year.

RONALD LONDE - A.G. Edwards - Analyst

Okay. Could you also speak to if there are any synergies with regard to Energy Transfer selling propane to Heritage?

KELCY WARREN - Energy Transfer - Co-Chairman & Co-CEO

Yes. This is Kelcy Warren. We suspect that there are. In fact, we know that there are. We have not, however, identified all of the upside that might exist. For example, we create between 20 to 30 percent of the total barrels consumed by Heritage -- distributed by Heritage, I am sorry. Presently we sell those barrels delivered at the plant, and we sell them in what is called a Y-grade type format. It is going to be relatively easy for us to actually fractionate those barrels at Mont Belvieu and actually then take storage for those barrels at Mont Belvieu, and we are exploring that now as to how that is going to be best suited to supply Heritage for their barrels that they distribute.

RONALD LONDE - A.G. Edwards - Analyst

Also, on a pro forma basis, what is the percent debt to total capitalization? I know you have $725 million in debt. What do you think the percent of debt to equity will be?

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

Ron, this is Mike Greenwood. We don't have that totally calculated yet, but I can tell you it is going to look strange because as we were in 2000 with the U.S. Propane acquisition, we are going to get into that reverse merger accounting again where Heritage stays the legal entity acquiror, but Energy Transfer becomes the accounting acquiror. So we don't get to do the typical purchase accounting for the transaction, so we get into the kind of strange-looking capitalization tables that are really not going to be meaningful, although they are required under the accounting regs.

RONALD LONDE - A.G. Edwards - Analyst

Maybe you can go into a little more description of the various classes of units the Cs, the Ds, the Es, the Specials. Can you give us a little quick background on those?


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MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Did you have anything specific? I think page 82 and 83 of the S-3 describes the units.

RONALD LONDE - A.G. Edwards - Analyst

The Special Units, for instance. Can you give us some perspective on the Special Units?

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Sure. The Special Units are set up representing the compensation or the purchase price for the Bossier Pipeline project. Obviously the project is in process and won't be completed and in operation until the second half of 2004. So it did not make sense to pay distributions on those units when we were not receiving any cash flow in from the business operational side. So those units are sitting there I guess you could say on the shelf, and they will spring into common units upon the pipeline being completed, gas flowing and us receiving, the partnership receiving the EBITDA from the gas put through that line.

RONALD LONDE - A.G. Edwards - Analyst

So the 4.4 million common units that Heritage holdings will own, is not - do you have any plans for those units?

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Yes. Those are the class E units, and they have really become - we think of them as treasury stock or treasury units. So it does not make sense to keep paying yourself. So what is happening with the class E units - this really provides additional accretion to the common unitholder - is the way it is set up is they receive a distribution until the partnership is paying $2.82 per unit. Thereafter, those units do not participate in any further distribution increases. So it freezes, you might say, the income to HHI and, therefore, minimizes the income taxes payable.

RONALD LONDE - A.G. Edwards - Analyst

And --

MICHAEL KRIMBILL - Heritage Propane Partners, L.P.- President & CEO

Sorry, Ron, but that is why we did not include these in the table. In effect, the after-tax distribution or income to HHI is included in our $220 million, and so you can then, therefore, exclude the units from the calculations.

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

It is basically an intercompany payment on the distribution, but you have to run them through the system to make sure you get the GP's split factor in it.

RONALD LONDE - A.G. Edwards - Analyst

Okay. Can you give us some perspective on the impact of the Bossier Pipeline on EBITDA? You said you expect impact. Is there an incremental amount of EBITDA number you can give us when it is up and running?

RAY DAVIS - Energy Transfer - Co-Chairman & Co-CEO

We expect that the first-year will be in the $25 million EBITDA level and increasing every year.

LON KILE - Energy Transfer - CFO

Also, the Bossier Pipeline is about a BCF of capacity, and currently we have basically under contract about 400 million a day associated with that pipeline, and hopefully as we proceed and expand in the East Texas area, the volume will increase and the EBITDA will increase going forward.

KELCY WARREN - Energy Transfer - Co-Chairman & Co-CEO

I think what Lon just said is very important. I think to consider, that Bossier Pipeline only, would be wrong. I think that line will end up covering several basins before it stops, yet what Lon said is we have about 400 million a day committed just from the Bossier alone.

RAY DAVIS - Energy Transfer - Co-Chairman & Co-CEO

One point of clarity. When I said $25 million, I am looking on a 12 months basis, not on calendar year '04.



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MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

This must be a popular project because we all have something to say. But on expanding on what Ray said, this is a second half of calendar 2004. So that is not very many months in the fiscal year from 2004.

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

The Bossier Pipeline is not included in the numbers that are in this presentation.

RONALD LONDE - A.G. Edwards - Analyst

So it's probably conservative to say it's not going to impact until fiscal 2005?

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

That will be the majority of the impact -- the beginning year the majority of the impact. Yes.

RONALD LONDE - A.G. Edwards - Analyst

You know you also talk about your reduced commodity price exposure because of the LaGrange plant and the ability to bypass through the Oasis system. Can you shed a little more light on that and how that works and how you manage that?

KELCY WARREN - Energy Transfer - Co-Chairman & Co-CEO

Yes. As I am sure the majority of the audience here understands how keep-whole contracts work, but for those who don't, let me go through that scenario. Let's just say a producer has a contract that has the producer receives 80 percent of liquids; the processor, which is us, receives 20 percent of the liquids, yet the producer's 80 percent of the liquid, the value of that can never be less than the beginning of the month price index had he sold all of this gas in the methane form.

Well, the majority of processors are required to process because the gas exceeds the BTU quality specifications for most pipes. When we bought Oasis, it brought us into a wonderful situation in that the average BTU of the gas going through the Oasis Pipeline when we acquired it was less than about 1,000 BTUs. So we have the ability to actually blend our gas stream.

Let's say we have 1100 BTU gas that is coming into our processing facility. Let's just say that the BTU equivalent price of NGLs is less than the BTU price of natural gas. Then what we will do is we will take that 1100 BTU gas, deliver it directly into Oasis. The impact of that on the overall BTU content of the line is minimal and still remains less than all the pipeline quality specifications downstream where the ultimate markets are.

RONALD LONDE - A.G. Edwards - Analyst

Okay. It is an interesting situation there. Maybe this is better for Mike Krimbill to talk to though. Can you give us our perspective on having a new general partner and what it is going to mean to the ability of the partnership to grow versus what you had before?

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Sure. You know what we have currently and really came about -- originated -- in 2000 is the general partner is owned by four utilities, who have been very good partners, and at the time were interested in expanding into the unregulated businesses. I think in the last year or so there has been a change in thinking, and the utilities again -- and not just our four owners but in general -- are focusing more on their core businesses. And the propane business obviously isn't not one of their core businesses.

So I think, and I am talking on their behalf -- and it would be better perhaps for you to talk to them directly -- but I think that their investment, the cash that they are going to receive from this transaction may be utilized better elsewhere as they focus on their utility operations. So I think the new GP owner is one entity versus four, and they are very very interested, as evidenced by all the assets they have to contribute into the partnership, in growing this partnership from both platforms. So probably the biggest impact I think is going to be significant growth going forward.



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RAY DAVIS - Energy Transfer - Co-Chairman & Co-CEO

This is Ray Davis. I would like to address -- I think everyone knows what has happened over the last couple of years in the midstream business with all the changes that have gone on, with assets being sold, etc.. This offers a wonderful platform for us, collectively. Because of the number of assets that have been brought up for sale and the number of assets -- quality assets -- that are coming up for sale or are for sale. This is a very unique time in this business, and we expect this window to be there for some time, but you have to have a platform that allows you to do it. Fortunately, the MLP platform allows that.

RONALD LONDE - A.G. Edwards - Analyst

Last question. Footnote A on page 10 talks about 196,000 odd common units that will vest with change of control. Who owns those units? What do you think is going to happen with those units?

MICHAEL KRIMBILL - Heritage Propane Partners, L.P. - President & CEO

Ron, those are units that were either granted or available under compensation plans for the Heritage management, so that actually increases the management's ownership in the Partnership. As far as I know, including myself, we plan to retain those units.

RONALD LONDE - A.G. Edwards - Analyst

Thank you.

MARK EASTERBROOK - RBC Capital Markets - Analyst

Can you go into the amount of EBITDA that Energy Transfer had over the last 12 months or so? And then if possible, go into a breakdown between the different segments within Energy Transfer?

LON KILE - Energy Transfer - CFO

Mark, this is Lon Kile. Basically if you look at the pro forma numbers, the EBITDA number for Energy Transfer is around $90 million. That EBITDA is generated primarily through three sources -- our Southeast Texas system, which accounts for in the neighborhood of around 60 percent; the Oasis Pipeline, which is in the neighborhood of 30 percent, and the Elk City processing system in western Oklahoma that is around 10 percent.

MARK EASTERBROOK - RBC Capital Markets - Analyst

And then I think you already kind of answered this, but the $100 million that was paid for the Heritage Holdings, the 4.4 million common units, the reason why that was such a discount was because you guys explained that it is capped at $2.82 in terms of the distribution?

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

That is one reason, Mark. This is Mike Greenwood again. The other reason was that it was a negotiated transaction, and it was really looked at from the utility standpoint on an after-tax basis. To capture the value of those 4.4 million units, they basically would have to sell them, and because of what happened in the U.S. Propane transaction, they basically had no basis in them at all. So there is a large tax bill that reduces the fair value of them. By placing them within the MLP, we have the ability to basically defer that tax gain. So that is why you see a big differential between the market value and the value of buying the stock of the company that owns those units because of the differential and the fact that they looked at it on an after-tax basis and what the net proceeds would be if they sold them on an outright basis.

MARK EASTERBROOK - RBC Capital Markets - Analyst

This may be a little bit too early, but on a pro forma basis, what kind of change in EBITDA -- have you figured out the sensitivity of natural gas prices to your EBITDA? Can you put out those numbers yet?

RAY DAVIS - Energy Transfer - Co-Chairman & Co-CEO

We have not done that yet.

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

Are there any more questions anyone would like to ask while we have the team together here?



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RAY DAVIS - Energy Transfer - Co-Chairman & Co-CEO

I would like to make one clarity point on the trailing 12 months of the Energy Transfer. Part of that 12 months, we did not own these assets, and in fact, we did not buy the other half of Oasis Pipeline until January of this year. So when you look at the trailing 12 months, it really isn't reflective of what these assets are generating today.

MICHAEL GREENWOOD - Heritage Propane Partners, L.P. - Chief Financial Officer

All right. Well, with that, we will conclude the conference call. Once again, I would like to express from our side here, both Heritage and Energy Transfer, how excited we are about this transaction. We think this is a wonderful opportunity for both companies and will benefit all stakeholders in the company -- our debtholders, our unitholders, our employees, everyone going forward.

So, as always, we appreciate your support. We continue to work hard to get the transaction closed. We are currently working on both the debt and equity financings, finalizing regulatory approval, all the necessary items that are required for closing. We will struggle and get this done as absolutely soon as possible. Right now, it looks like it will be sometime in January, but we are going to keep pressing and working through the holidays to try to get this transaction closed as absolutely soon as possible so we can all move forward.

With that, operator, we will close the conference call, and once again, thanks everyone for your participation.

OPERATOR

Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.


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